EXHIBIT 10

AGREEMENT RESCINDING AND TERMINATING MERGER, RELEASE AND INDEMNIFICATION

SPM Group, Inc.(1), a publicly-held Colorado corporation ("SPM"), Zamage Digital Imaging, Inc., a privately-held Delaware corporation, ("Zamage"), and Pacific Management Services, Inc., a privately-held Utah corporation, ("Pacific"), hereby agree, for value received, the receipt and sufficiency of which are hereby acknowledged, as follows:

WHEREAS, the Parties acknowledge that SPM and Zamage entered into an AGREEMENT AND PLAN OF REORGANIZATION; and

WHEREAS, the Parties acknowledge that Zamage and Pacific Management entered into a LETTER OF AGREEMENT; and

WHEREAS the Parties acknowledge that the purpose of the two agreements was to create a merged company with sufficient business, capital investment, assets and sales to bring long-term value to shareholders; and

WHEREAS this purpose was not achieved; and

WHEREAS it is the desire of the Parties to terminate their rights and interests under the two agreements through this Agreement;

NOW THEREFORE the Parties hereby agree, represent and acknowledge as follows:

1. Zamage is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Zamage's articles of incorporation or bylaws, or other material agreement to which it is a party or by which it is bound.

2. Zamage has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Zamage have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

3. Except as disclosed prior to the signing of this Agreement, there are no material actions, suits, claims, or proceedings pending or, to the knowledge of Zamage or SPM, threatened by or against Zamage or SPM, or adversely affecting Zamage or SPM, at law or in equity.

4. Except as disclosed in writing prior to the signing of this agreement, SPM is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Zamage or SPM, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Zamage or SPM has not taken adequate steps to prevent such a default from occurring.

5. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Zamage or SPM is a party or to which any of its properties or operations are subject.

6. The AGREEMENT AND PLAN OF REORGANIZATION and the LETTER OF AGREEMENT between the parties are hereby rescinded pursuant to the terms herein and the terms set forth in said agreements.

7. Zamage agrees to return all books, records, and corporate documentation of SPM, acquired by Zamage pursuant to the transactions between the parties.

8. SPM agrees to return all books, records, and corporate documentation of Zamage, acquired by SPM pursuant to the transactions between the parties.

9. To the extent they are found liable by a court of law or an administrative agency, Zamage will indemnify and hold harmless SPM and Pacific and their directors and officers, and each person, if any, who control SPM or Pacific within the meaning of the Securities Act of 1933, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any breach of contracts, or any illegal actions or inaction by Zamage while it operated as a public or private company, or upon any untrue statement or alleged untrue statement of material fact, oral or written, or arising out of or based upon the omission or alleged omission to state a material fact required to be stated therein, or necessary in order to make the statements not misleading, and made by or at the direction of, or which should have been made or at the direction of, any control person of Zamage while it operated as a public or private company, prior to the the date of this agreement. The indemnity agreement contained in this section shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of SPM or Pacific.

10. To the extent it is found liable by a court of law or an administrative agency, SPM and Pacific will indemnify and hold harmless Zamage, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which it may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse it for any legal or other expenses reasonably incurred by it in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any breach of contracts, or any illegal actions or inaction by SPM prior to the execution of the Agreement and Plan of Reorganization, or following the execution of this Agreement, or any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, and made by or at the direction of, or which should have been made or at the direction of, SPM or its directors and officers, or any person, if any, who controls SPM within the meaning of the Securities Act of 1933, prior to the execution of the Agreement and Plan of Reorganization, or following the execution of this Agreement. The indemnity agreement contained in this section shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Zamage.

11. Zamage agrees that all stock of SPM issued pursuant to the Agreement, other than stock subsequently sold to innocent third parties and bona fide purchasers, and other shares identified by SPM as validly issued, shall be canceled, and any shares issued to, in possession of or control of Zamage shall be returned to SPM prior to execution of this Agreement. In addition, copies of all records in the possession or control of Zamage related to stock transactions between SPM and any SPM shareholder shall be delivered to SPM prior to execution of this Agreement.

12. SPM agrees that all stock of Zamage transferred pursuant to the Agreement, shall be returned to Zamage commensurate with the execution of this Agreement, as set forth in Schedule 1 and Schedule 2 attached hereto. Any stock referenced in Schedule 2 that cannot be returned shall be set forth by Zamage pursuant to a separate schedule, with an explanation as to why the stock cannot be returned.

13. Zamage agrees, within 48 hours of the closing of this agreement, to identify all SPM stock sold, transferred, issued, pledged, promised, or alleged to have been promised by Zamage, and with respect to such stock, to identify or explain:

A. The basis for the issuance or the claim to issuance of the stock;

B. The use of proceeds, if any, from the issuance of the stock;

C. Any written documentation concerning such sale, transfer, issuance, promise, or pledge.

14. All debts and accounts payable of Zamage shall be the sole responsibility of Zamage, and Zamage agrees to indemnify SPM from any and all liability on any outstanding obligations to creditors of Zamage, and to notify as necessary any creditors of Zamage that Zamage is solely responsible for their debts and obligations.

15. All debts and accounts payable of SPM and Pacific shall be the sole responsibility of SPM and Pacific, respectively, and SPM and Pacific agree to indemnify Zamage from any and all liability on any outstanding obligations to creditors of SPM and Pacific, and to notify as necessary any creditors of SPM and/or Pacific that SPM and/or Pacific are solely responsible for their debts and obligations.

16. Pacific and SPM agree that upon receipt of the signed rescission agreement, they shall cause to be filed a Form 8-K with the SEC, and shall cause to be issued a press release and shareholder notice, setting forth the rescission and related information. In addition, Pacific and SPM shall file an amendment to the articles of incorporation of SPM changing the name from Zamage Digital Imaging, Inc., and shall file any and all other documents necessary as a result of the signing of the rescission agreement with all necessary government entities, both federal and state, and shall send confirmation copies of all of the above-referenced documents to Zamage.

17. The parties agree that they will not disparage one another or any of their subsidiaries or affiliates and their respective officers, directors, employees, shareholders, suppliers, customers or promoters, and will not do anything to harm one another or any of their subsidiaries or affiliates or their respective businesses or to interfere with their respective relations with their officers, directors, employees, shareholders, suppliers, customers or promoters.

18. Nothing in this Agreement is intended to be, nor will be deemed to be, an admission of liability by any party that it has violated any state or federal statute, local ordinance, or principal of common law, or that it has engaged in any wrongdoing.

19. This Agreement supersedes all prior oral and written agreements and communications between the parties, and any and all claims which any party might have against the other are fully released and discharged by this Agreement.

20. This Agreement constitutes the entire agreement between the parties, and the parties agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.

21. In case any one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.

22. This Agreement will be construed and interpreted in accordance with the laws of the State of Utah.

23. Any suit, action or proceeding between the parties with respect to this Agreement or any judgment entered by any court in respect of any thereof may be brought in the courts of the State of Utah or in the U.S. District Court for the District of Utah as a party hereto may elect, and the other party hereby accepts the nonexclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

24. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, successors or assigns.

25. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile signatures shall be treated as originals.

DATED this ___ day of March, 2002.

__________________________________ _________________________________

Zamage Digital Imaging, Inc. SPM Group, Inc.

__________________________________

Pacific Management Services, Inc.

(1) All references to SPM Group, Inc. are to the public company, which is currently operated under the name Zamage Digital Imaging, Inc., but which shall revert to SPM Group, Inc. following the execution of this Agreement.